Exhibit 99.2

Spectrum Control Reports First Quarter Profit

Revenue Up 9% and Earnings Per Share Up 32% from a Year Ago

Fairview, PA—March 28, 2011—Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the first quarter ended February 28, 2011.

For the first quarter of fiscal 2011, the Company reported net income of $3.3 million or 25 cents per diluted share on sales of $41.2 million, compared to net income of $2.4 million or 19 cents per diluted share on sales of $37.9 million for the same period last year.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “Compared to a year ago, our 2011 first quarter revenue grew 9%, principally driven by the successful integration of our recent business acquisitions. Demand for our products in various commercial applications continues to increase, reflecting improved general economic conditions and the impact from several of our new product offerings and capabilities. In the first quarter of fiscal 2011, our total sales into commercial markets amounted to $16.0 million, up $1.3 million or 9% from the same quarter of 2010. These positive factors helped to offset a military/defense market which continues to be somewhat tentative, as many of our military/defense customers proceed cautiously during this period of defense spending scrutiny and reassessed priorities. With our overall increase in shipments, and our ability to leverage our operating costs and manufacturing capacity over greater sales volume, our profitability improved significantly. Our net income grew to $3.3 million in the current period, up 36% from a year ago, and our earnings per share increased by 32%.”

First Quarter Highlights

Increased Revenue

Late last year, we acquired all of the outstanding common stock of Summit Instruments, Inc. (“Summit”). Based in Akron, Ohio, Summit designs and manufactures custom inertia sensors, accelerometers, inertial measurement systems, and related products and assemblies. Since the acquisition, we have successfully integrated the acquired operations with our existing Sensors and Controls Business. In the first quarter of fiscal 2011, total sales for our sensors and controls amounted to $6.4 million, up $1.9 million from the same period a year ago, with sales of Summit products generating $1.2 million of this increase. Excluding the impact of Summit, sales of our sensors and controls increased nearly 17% in the current period compared to the comparable period last year. Shipments for our sensors and control products were particularly strong for applications in medical equipment, instrumentation, and industrial controls during the current quarter.

Sales of our advanced specialty products were $12.0 million in the current quarter, up 2% from the first quarter of fiscal 2010. This increase primarily reflects the impact of our new product offerings in specialty connectors and antennas. Our advanced specialty products are used in numerous industries including military/defense, medical equipment and instrumentation, industrial controls, and communication equipment.

In June 2010, we acquired substantially all of the assets and assumed certain liabilities of Sage Laboratories, Inc. (“Sage Labs”). Sage Labs, based in Hudson, New Hampshire, designs and manufactures custom microwave products including filters, diplexers, multiplexers, hybrids, and digital frequency discriminators. This acquired business is now reported within our Microwave Components and Systems Business. In the current quarter, total sales of our Microwave Components and Systems Business were $19.8 million, compared to $17.8 million in the first quarter of fiscal 2010. Excluding the impact of our current period Sage Labs’ product sales of $2.9 million, sales of our microwave products were down approximately 5% from the same quarter of last year, reflecting the continued cautiousness prevalent throughout the military/defense industry.

Sales of our power management systems were $3.0 million in the current quarter, compared to a record-setting first quarter last year of $3.9 million. Demand remains strong for these products, particularly in applications for data storage and networking systems.

Improved Operating Margins

In the first quarter of fiscal 2011, our gross margin was $10.1 million or 25% of sales, compared to $8.9 million or 23% of sales for the same quarter last year. Income from operations amounted to $4.9 million in the current quarter, up 31% from the comparable period a year ago. This improved operating performance principally reflects the economies of scale generated with additional sales and production volumes.

Current Business Outlook

Mr. Southworth added, “Regarding our military/defense business, we believe that the current market uncertainty may persist for several more months, before improving in the second half of fiscal 2011 when overall defense spending priorities and programs are clarified. Based on these current market conditions, we presently anticipate fiscal 2011 second quarter sales of $42.0 to $44.0 million, with earnings of 26 to 29 cents per share. If these operating results are achieved, we would once again have meaningful growth from the comparable period of a year ago, with sales up 6% to 11% and earnings per share up 4% to 12%. Beyond the second quarter of this year, we remain very optimistic about our business outlook as market conditions improve, and we continuously develop new and innovative solutions for our customers.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Cancellation of Teleconference

The Spectrum Control, Inc. first quarter teleconference, previously scheduled for March 31, 2011, at 4:45 PM EDT, has been canceled.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310

Tables follow

Spectrum Control, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar Amounts in Thousands)	February 28, 2011	November 30, 2010
Assets
Current assets
Cash and cash equivalents	$3,746	$2,754
Accounts receivable, net	28,595	25,892
Inventories, net	39,270	39,549
Deferred income taxes	1,681	1,681
Prepaid expenses and other current assets	2,673	1,143

Total current assets	75,965	71,019

Property, plant and equipment, net	28,611	29,210
Noncurrent assets
Goodwill	45,867	45,867
Other	11,010	11,526

Total assets	$161,453	$157,622

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt	$3,000	$1,000
Accounts payable	6,820	7,527
Accrued liabilities	6,046	7,326
Current portion of long-term debt	75	70

Total current liabilities	15,941	15,923

Long-term debt	335	410
Other liabilities	386	433
Deferred income taxes	11,273	11,129
Stockholders’ equity	133,518	129,727

Total liabilities and stockholders’ equity	$161,453	$157,622

Spectrum Control, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended February 28,
(Amounts in Thousands, Except Per Share Data)	2011	2010
Net sales	$41,209	$37,870
Cost of products sold	31,062	28,991

Gross margin	10,147	8,879
Selling, general and administrative expense	5,276	5,159

Income from operations	4,871	3,720
Other income (expense)
Interest expense	(41)	(47)
Other income and expense, net	(13)	34

	(54)	(13)

Income before provision for income taxes	4,817	3,707
Provision for income taxes	1,532	1,299

Net income	$3,285	$2,408

Earnings per common share:
Basic	$0.25	$0.19

Diluted	$0.25	$0.19

Average number of common shares outstanding:
Basic	13,123	12,695

Diluted	13,332	12,964

Spectrum Control, Inc. and Subsidiaries

Selected Financial Data

(Unaudited)

	For the Three Months Ended February 28,
	2011	2010
Selected Financial Data, as a Percentage of Net Sales:
Net sales	100.0%	100.0%
Cost of products sold	75.4	76.6

Gross margin	24.6	23.4
Selling, general and administrative expense	12.8	13.6

Income from operations	11.8	9.8
Other income ( expense ):
Interest expense	(0.1)	(0.1)
Other income and expense, net	—	0.1

Income before provision for income taxes	11.7	9.8
Provision for income taxes	3.7	3.4

Net income	8.0%	6.4%

Selected Operating Segment Data:
( Dollar Amounts in Thousands )
Advanced specialty products:
Customer orders received	$12,854	$12,173
Net sales	11,959	11,673

Microwave components and systems:
Customer orders received	14,981	16,085
Net sales	19,769	17,832

Power management systems:
Customer orders received	3,753	2,520
Net sales	3,048	3,872

Sensors and controls:
Customer orders received	5,222	4,512
Net sales	6,433	4,493